           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 21 to Registration
Statement No. 811-09373 on Form N-2 of our report dated September 12, 2008, relating to the financial statements and financial highlights of Oppenheimer
Senior Floating Rate Fund, appearing in the Annual Report on Form N-CSR of
Oppenheimer Senior Floating Rate Fund for the year ended July 31, 2008, and to the references to us under the headings "Independent Registered Public
Accounting Firm" in the Statement of Additional Information and "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
November 26, 2008